Exhibit 99.1

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

PREVIEWS FOURTH QUARTER AND YEAR END 2005 RESULTS

NAPLES, FLORIDA (October 27, 2005) — Health Management Associates, Inc. (NYSE: HMA) announced today that it expects its diluted earnings per share for the fourth quarter and year ended September 30, 2005 (unaudited) to be $0.35 and $1.42, respectively.

Several items affected HMA’s fourth quarter results. The quarterly results include an estimated adverse impact from several 2005 hurricanes of approximately $10.5 million, or $0.025 per diluted share. Also included in the quarterly results is a positive impact of $15.2 million, or $0.04 per diluted share, from insurance reimbursement related to damages incurred during the fiscal year ended September 30, 2004 at HMA’s Charlotte Regional Medical Center as a result of Hurricane Charley. In addition, HMA hospitals experienced unexpected soft patient volumes in July and further increases in uninsured patients throughout the quarter. These items unfavorably impacted fourth quarter results by approximately $10.0 million, or $0.025 per diluted share. Increases in the allowance for doubtful accounts were recognized by HMA’s physician clinic operations during the fourth quarter, resulting in an adverse impact of approximately $4.0 million or $0.01 per diluted share.

Preliminary Fourth Quarter Results

While HMA expects to report actual results for its fourth quarter and year-end on November 15, 2005, preliminary results indicate that net income per diluted share will be approximately $0.35 for the quarter ended September 30, 2005, compared with $0.30 per diluted share for the same period a year ago. Total revenue for the fourth quarter increased approximately 16.4% and, excluding Biloxi Regional Medical Center, which was most affected by Hurricane Katrina, total revenue for the fourth quarter increased approximately 17.9%.

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Health Management Associates, Inc., Page 2

During the fourth quarter of 2005, several HMA hospitals were negatively impacted by a number of hurricanes. In early July, Hurricane Dennis forced the evacuation of HMA’s Key West facility before making landfall in the northern Florida panhandle, impacting the operations of HMA’s Santa Rosa Medical Center in Milton, FL. Structural damage to the Santa Rosa hospital was moderate, but both markets suffered disruptions created by power outages, flooding and storm damage. Physician office disruptions were numerous and hospital patient volumes suffered. Hurricane Katrina made landfall in late August very near Biloxi, MS, and moved inland to affect nearly the entire state of Mississippi. HMA’s Biloxi Regional Medical Center was the most affected by Hurricane Katrina, suffering roof and window damage. In addition, several other HMA hospitals in Mississippi were without municipal power for several days. While all HMA hospitals remained open and operational during Hurricane Katrina, in the days following landfall hospital services, especially in Biloxi, MS, were impacted by power outages, physician office disruptions and gasoline shortages. In mid-September, HMA’s Key West hospital was again evacuated, in anticipation of Hurricane Rita. Again, the hospital was spared structural damage, but physician office disruptions, reduced patient volumes and expenses associated with the evacuation negatively impacted the hospital’s operations. In the aggregate, the effects of these hurricanes during the fourth quarter of 2005 resulted in an adverse impact of approximately $10.5 million or $0.025 per diluted share.

Same hospital admissions increased approximately 0.4% and same hospital adjusted admissions increased approximately 3.1% in the fourth quarter. Preliminary results indicate same hospital net revenue and net revenue per adjusted admission for the fourth quarter increased 4.6% and 1.4%, respectively, compared to the same period a year ago. Excluding Biloxi Regional Medical Center, same hospital admissions increased approximately 0.7% and same hospital adjusted admissions increased approximately 3.6% in the fourth quarter. Again, excluding Biloxi Regional Medical Center, preliminary same hospital net revenue and net revenue per adjusted admission for the fourth quarter increased 5.8% and 2.2%, respectively, compared to the same period a year ago.

HMA’s provision for doubtful accounts for the fourth quarter is expected to be approximately 8.2% of total revenue compared to 7.5% of total revenue for the same period a year ago. Likewise, indigent/charity care write-offs are expected to be approximately 4.6% of gross revenue for the fourth quarter compared to 4.4% of gross revenue for the same period a year ago. On a same hospital basis, private pay admissions totaled approximately 7.5% of total admissions for the fourth quarter compared to 6.9% of total admissions in the same period a year ago.

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Health Management Associates, Inc., Page 3

Preliminary results indicate that HMA’s same hospital surgeries and emergency room visits for the fourth quarter increased 5.7% and 5.6%, respectively, compared to the same period a year ago. Excluding Biloxi Regional Medical Center, preliminary results indicate same hospital surgeries and emergency room visits for the fourth quarter increased 6.3% and 4.7%, respectively, compared to the same period a year ago.

Preliminary Year-End Results

Preliminary year-end results indicate that HMA’s net income per diluted share will be approximately $1.42 for the year ended September 30, 2005, compared with $1.32 per diluted share for the same period a year ago. Total revenue for the year increased approximately 13.0% and, excluding Biloxi Regional Medical Center, total revenue for the year increased approximately 13.3%.

Same hospital admissions increased approximately 0.1% and same hospital adjusted admissions increased approximately 2.2% in the year ended September 30, 2005. Preliminary results indicate same hospital net revenue and net revenue per adjusted admission for the year increased 3.8% and 1.7%, respectively, compared to the same period a year ago. Excluding Biloxi Regional Medical Center, preliminary same hospital net revenue and net revenue per adjusted admission for the year increased 4.0% and 1.7%, respectively, compared to the same period a year ago.

HMA’s provision for doubtful accounts for the year ended September 30, 2005 is expected to be approximately 8.5% of total revenue compared to 7.5% of total revenue for the same period a year ago. Likewise, indigent/charity care write-offs were approximately 4.5% of gross revenue for the year compared to 4.0% of gross revenue for the same period a year ago.

HMA’s preliminary same hospital surgeries and emergency room visits for the year ended September 30, 2005 increased 4.8% and 1.6%, respectively, compared to the same period a year ago. Excluding Biloxi Regional Medical Center, preliminary same hospital surgeries and emergency room visits for the year increased 4.8% and 1.2%, respectively, compared to the same period a year ago.

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Health Management Associates, Inc., Page 4

2006 EPS Objective, Acquisition Outlook and Recent Announcements

HMA expects to provide its fiscal year 2006 qualitative and financial objectives when it announces its actual 2005 fourth quarter and year-end results on November 15, 2005. HMA currently anticipates that its fiscal year 2006 net income per diluted share will range from $1.56 to $1.60.

The acquisition environment remains active, and HMA is currently in exclusive negotiations with at least four acquisition candidates. HMA expects to sign at least four definitive agreements with respect to these acquisitions by December 31, 2005, with the possibility of completing those transactions within the same time frame. The annual revenue associated with these four potential acquisitions approximates $200 million. Other acquisition opportunities exist, and HMA continues to actively seek additional acquisitions.

HMA’s earnings per diluted share objective for fiscal year 2006 does not include the impact of SFAS 123(R), Share Based Payment, relating to the accounting for stock based compensation, which is effective for HMA beginning with its fiscal quarter ending December 31, 2005. HMA is currently evaluating its accounting alternatives under SFAS 123(R), but expects the impact will be an annual reduction of approximately $0.04 per diluted share in fiscal year 2006.

On August 3, 2005, HMA announced a share repurchase program to repurchase up to 10 million shares of HMA’s common stock. To date, through open market purchases, HMA has repurchased nearly five million shares. HMA will continue to make purchases from time to time in the open market and will continue until all such shares are repurchased or until HMA decides to terminate the repurchase program.

In addition, on September 22, 2005, HMA announced a 50% increase in the quarterly cash dividend to $0.06 per share of HMA common stock. The dividend is payable on November 29, 2005, to stockholders of record at the close of business on November 4, 2005. This is the second consecutive year that HMA’s Board of Directors has increased the dividend payable on HMA’s common stock.

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Health Management Associates, Inc., Page 5

2005 Fourth Quarter and Year-end Earnings Announcement

HMA will issue a press release announcing its financial results for its fourth quarter and fiscal year ended September 30, 2005 before the market opens on November 15, 2005. At 12:30 p.m. (EST), that day, management will host a conference call to discuss results in further detail. All interested investors are invited to participate in the conference call. The call-in numbers are as follows: (877) 476-3476; International—(706) 643-1569. In addition, this conference call will also be simulcast on the Internet, and will be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. To access the webcast, interested investors should go to HMA’s website located at http://www.hma-corp.com or to http://www.streetevents.com. A replay of the conference call will be available on HMA’s website.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and operates 57 hospitals in 16 states with approximately 8,310 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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